UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 15, 2010

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida		33602
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Expiration and Results of the Tender Offers

On March 19, 2010, the Tender Offers (as defined below) made by TECO Energy, Inc. (“TECO Energy”) and TECO Finance, Inc., a wholly-owned subsidiary of TECO Energy (“TECO Finance” and, together with TECO Energy, the “Issuers”), expired. The Tender Offers, which were made for up to $300 million aggregate principal amount of four separate series of outstanding debt securities (the “Notes”) of the Issuers, resulted in an aggregate of $300 million principal amount of Notes of the Issuers being validly tendered and accepted for purchase. The Tender Offers were made pursuant to the Offer to Purchase, dated February 22, 2010, as amended by the press release issued by TECO Energy on March 4, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal, dated February 22, 2010, which together set forth a more detailed description of the terms and conditions of the Tender Offers.

The Tender Offers consisted of three separate tender offers (each a “Tender Offer”), with one Tender Offer (the “Any and All Tender Offer”) made by TECO Energy to purchase any and all of its outstanding 7.20% Notes due 2011 (CUSIP No. 872375AC4) (the “TECO Energy 2011 Notes”) and its outstanding 7.00% Notes due 2012 (CUSIP No. 872375AG5) (the “TECO Energy 2012 Notes”) and two Tender Offers (the “Waterfall Maximum Tender Offers”) made by TECO Finance to purchase up to the applicable Maximum Principal Amount to be Accepted, as described below and as set forth in the Offer to Purchase, of its outstanding 7.20% Notes due 2011 (CUSIP Nos. 87875UAA0 and 87875UAD4) (the “TECO Finance 2011 Notes”) and its outstanding 7.00% Notes due 2012 (CUSIP No. 87875UAB8) (the “TECO Finance 2012 Notes”).

On March 4, 2010, the early tender date for the Tender Offers was extended from 5:00 p.m. New York City time on Wednesday, March 3, 2010, to 11:59 p.m. New York City time on Friday, March 19, 2010 (the “Expiration Date”), allowing all holders whose Notes were accepted for payment pursuant to the Tender Offers to be eligible to receive the premium available for accepted Notes tendered prior to the early tender date, namely $30 per $1,000 principal amount of Notes.

The Tender Offers expired as of 11:59 p.m. New York City time on the Expiration Date. The following table sets forth the Notes that were validly tendered and accepted in the Tender Offers. Settlement of the Tender Offers occurred on March 22, 2010, and subject to the terms and conditions of the Tender Offers set forth in the Offer to Purchase, the holders thereof are entitled to receive the applicable Total Tender Offer Consideration per $1,000 principal amount of Notes purchased (as specified in the table below), which includes accrued and unpaid interest from the applicable last interest payment date to, but not including, the settlement date for the purchase of such Notes:

Issuer	CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Total Tender Offer Consideration	Principal Amount Tendered	Principal Amount Tendered and Accepted
Any and All Tender Offer

TECO Energy	872375AC4	7.20% Notes due 2011	$191,729,000	$1,098.20	$42,972,000	$42,972,000

TECO Energy	872375AG5	7.00% Notes due 2012	$100,204,000	$1,132.42	$27,024,000	$27,024,000

Waterfall Maximum Tender Offers

TECO Finance	87875UAA0 87875UAD4	7.20% Notes due 2011	$171,827,000	$1,098.20	$156,859,000	$156,859,000

TECO Finance	87875UAB8	7.00% Notes due 2012	$236,240,000	$1,132.42	$135,397,000	$73,145,000	(1)

(1)	The principal amount of TECO Finance 2012 Notes validly tendered and not validly withdrawn in the applicable Waterfall Maximum Tender Offer at or before 11:59 p.m. New York City Time on the Expiration Date exceeded the Maximum Principal Amount to be Accepted (as described below). As a result, the TECO Finance 2012 Notes accepted for purchase were subject to proration (rounded downward such that holders are returned TECO Finance 2012 Notes in integral multiples of $1,000) at a factor of approximately 54% of the TECO Finance 2012 Notes validly tendered and not validly withdrawn. The Maximum Principal Amount to be Accepted, in the case of TECO Finance’s offer for its TECO Finance 2012 Notes, was equal to the difference between (a) $300 million and (b) the sum of the aggregate principal amounts of TECO Energy 2011 Notes, TECO Energy 2012 Notes and TECO Finance 2011 Notes validly tendered and accepted for purchase.

Redemption of TECO Energy Floating Rate Notes due 2010

On March 15, 2010, TECO Energy called for redemption all of the outstanding $100 million aggregate principal amount of its Floating Rate Notes due 2010 (the “Floating Rate Notes”). The redemption date has been set for April 14, 2010 at a redemption price equal to 100% of the principal amount of outstanding Floating Rate Notes, plus accrued and unpaid interest on the redeemed notes up to the redemption date.

Redemption of TECO Energy 2011 Notes

TECO Energy has instructed the trustee of its TECO Energy 2011 Notes to call for redemption on March 23, 2010 $100 million of the remaining aggregate principal amount outstanding of such Notes. The redemption date is April 22, 2010 at a redemption price equal to the greater of (i) 100% of the principal amount of outstanding TECO Energy 2011 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the outstanding TECO Energy 2011 Notes to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (computed based on a 360-day year consisting of twelve 30-day months) at an applicable treasury rate, plus 25 basis points, as calculated by an independent investment banker. In addition, in either case, TECO Energy will pay accrued and unpaid interest on the redeemed notes up to the redemption date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2010	TECO ENERGY, INC.
(Registrant)

/s/ S. W. CALLAHAN
S. W. CALLAHAN
Vice President-Finance and Accounting and Chief Financial Officer (Chief Accounting Officer)